Exhibit 5.2

April 8, 2003

BHP Finance (USA) Limited
600 Bourke Street
Melbourne Vic 3000
Australia

BHP Billiton Limited
600 Bourke Street
Melbourne Vic 3000
Australia

BHP Billiton Plc
Neathouse Place
Victoria
London SW1V 1BH
UNITED KINGDOM

Dear Sirs,

I am Regional Counsel Australia/Asia to the BHP Billiton Group, a Dual Listed Companies structure comprising BHP Billiton Limited a corporation organised under the laws of the Commonwealth of Australia (the “Australian Guarantor”) and BHP Billiton Plc a corporation organised under the laws of England and Wales (the “United Kingdom Guarantor”).  This opinion is being delivered in relation to the registration under the United States Securities Act of 1933 (the “Act”) of US$750,000,000 principal amount of debt securities (the “Securities”) of BHP Billiton Finance (USA) Limited, a corporation organised under the laws of the Commonwealth of Australia (the “Company”), and the guarantees in respect thereof (the “Guarantees”) of the Australian Guarantor and the United Kingdom Guarantor.  In relation thereto, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion, each of the Company and the Australian Guarantor has been duly incorporated under the laws of the Commonwealth of Australia and is not in liquidation under Australian federal law or the laws of the State of Victoria and that when:

(a)	the Registration Statement has become effective under the Act;

(b)

the terms of the Securities and, if required under the Indenture, the Guarantees and of the issuance and sale of the Securities and the Guarantees have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Australian Guarantor;

(c)

the Securities have been duly executed and authenticated and, if required under the Indenture, the Guarantees of the Australian Guarantor have been duly executed in each case in accordance with the Indenture; and

(d)	the Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement,

the Securities and the Guarantee of the Australian Guarantor will be validly issued and will constitute valid and legally binding obligations of the Company and the Australian Guarantor, respectively, subject to bankruptcy, insolvency, fraudulent transfer, re-organisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the Commonwealth of Australia and the State of Victoria and I am expressing no opinion as to the effect of the laws of any other jurisdiction.  With respect to all matters governed by the Federal laws of the United States and the laws of the State of New York, I have, with your approval, relied upon the opinion dated April 8, 2003 of Sullivan & Cromwell, legal adviser to the Company, the Australian Guarantor and the United Kingdom Guarantor and as to all matters governed by English law, I have relied upon the opinion, dated April 8, 2003 of Jeremy Thomas, English legal adviser to the Company, the Australian Guarantor and the United Kingdom Guarantor, which are also filed as Exhibits to the Registration Statement.  This opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as contained in such opinions of Sullivan & Cromwell and Jeremy Thomas.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Validity of the notes and guarantees” in the Prospectus.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/S/ JAMES S. LYONS

James S. Lyons
Regional Counsel Australia/Asia